Exhibit 3.3
CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
LULU HOLDING, INC.
          Lulu Holding, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify:
     FIRST: That the board of directors of the Corporation duly adopted resolutions declaring advisable an amendment to the Amended and Restated Certificate of Incorporation of the Corporation. The resolutions setting forth the proposed amendment are as follows:
RESOLVED, that Article I of the Certificate be amended by deleting the existing Article I and substituting the following in its place:
“Article I. The name of the corporation is Lululemon Corp. (the “Corporation).”
;and be it further

RESOLVED, that the foregoing resolutions be submitted to the stockholders of the Corporation for approval in accordance with § 242 of the DGCL.
     SECOND: That the stockholders of the Corporation approved the aforesaid amendment by written consent in accordance with the provisions of § 228 of the DGCL.
     THIRD: That the foregoing amendment was duly adopted in accordance with the provisions of § 242 of the DGCL.
     IN WITNESS WHEREOF, Lulu Holding, Inc. has caused this certificate to be signed by a duly authorized officer, this 22nd day of March, 2007.

/s/ David Mussafer
Name:	David Mussafer
Title:	President